Exhibit 10.14

EXPRO GROUP HOLDINGS N.V.

U.S. EMPLOYEE SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is by and between John Symington (“Employee”) and Expro Group Holdings N.V. f/k/a Frank’s International N.V. and its affiliated or subsidiary/parent/related companies (collectively referred to as the “Company”). Employee and the Company are collectively referred to as “the Parties.”

1.    Separation Date. Employee separated from his/her employment with the Company effective December 1, 2021. (“Separation Date”).

2.    Severance Benefits Provided to Employee. Only in exchange for Employee’s promises made by signing this Agreement, continued compliance with this Agreement, and compliance with the Amended and Restated U.S. Executive Change-in-Control Severance Plan (“Plan”) and any other agreements with the Company, the Company will provide the following severance benefits (“Severance Benefits”) to Employee:

(a)    A cash payment of $1,312,500.00;

(b)    A lump sum of $22,500.00, which may be used to pay COBRA premiums following termination;

(c)    A lump sum of $257,812.50, which equals 100% of the Employee’s target annual bonus for the year of termination;

(d)    Accelerated vesting to the Separation Date of a minimum of 52,093 shares under outstanding equity awards previously granted to Employee, calculated pursuant to the terms of the outstanding award agreements and the Offer Letter (as such term is defined below), which provide for (i) 100% vesting of all outstanding time-based awards and (ii) vesting of outstanding performance-based awards at a level equal to the greater of actual performance through the Separation Date or the 100% target payout level under the applicable award agreement, such final amount of shares to be determined and communicated to Employee within fifteen (15) business days following the Separation Date; and

(e)    Outplacement assistance benefits of $15,000.00

The Severance Benefits will be paid to Employee as defined and described in Section 3 of the Amended and Restated U.S. Executive Change-in-Control Severance Plan (providing for payment of the sum set forth in subsection (a) above in ten (10) equal monthly installments following sixty (60) days after termination of employment, subject to the execution and non-revocation of this Agreement). Employee understands and acknowledges that the Severance Benefits are made available to him/her pursuant to the Plan and that Employee is not otherwise entitled to any other compensation or severance pay or benefits. Severance Benefits are not payable under the terms of the Plan unless and until Employee signs and returns this Agreement to the Company, and does not revoke the Agreement.

3.    Compensation Paid in Final Paycheck. Employee acknowledges that in addition to the Severance Benefits provided in Section 2, that Employee has already or will receive by the date required by applicable law, his/her final paycheck (“Final Paycheck”) including his/her salary or hourly wages owed for time worked through the Separation Date and any unused but accrued/earned paid time off for vacation. If paid hourly, Employee represents that he/she has reported all hours worked and that he/she has been paid for all hours worked, including all overtime. Once this Final Paycheck is paid, Employee represents that he/she will have received all compensation due to him/her, including salary, bonuses, or any other compensation or benefits which Employee believes are owed for any time worked through the Separation Date.

Separation Agreement and Release

4.    Release of all Claims and Promise Not to Sue. In return for Company’s promises in this Agreement, Employee voluntarily and knowingly hereby waives, releases, and discharges the Company, its current and former parent, predecessor, successor, subsidiary, and affiliate companies, and all of their current and former employees, officers, directors, owners, agents and assigns (collectively the “Released Parties”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Employee may have or claim to have against any of them as a result of Employee’s employment and/or termination from employment and/or as a result of any other matter arising through the date of Employee’s signature on this Agreement. In addition, if Employee continues to work for the Company after signing this Agreement, Employee agrees to sign a separate but similar release of all claims and promise not to sue on his/her Separation Date to cover anything occurring between the signing of this Agreement and the Separation Date. Employee agrees not to file a lawsuit against any Released Parties to assert any such released claims, and Employee agrees not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative agency report, disclosure, claim or lawsuit filed by any person or entity or governmental agency with the exception of the same in connection with a report or disclosure to the Securities and Exchange Commission (“SEC”). Employee represents he/she has not already made, transferred or assigned any rights to the claims released in this Agreement. This waiver, release and discharge includes, but is not limited to:

(a)    claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Occupational Safety and Health Act, the National Labor Relations Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), Chapters 21, 61 and 451 of the Texas Labor Code, all employment and civil rights portions of any Texas or Louisiana statutes or applicable law, Comprehensive Omnibus Budget Reconciliation Act of 1985 (COBRA), the Worker Adjustment and Retraining Notification (WARN) Act;

(b)    claims for breach of oral or written contract, whether express or implied, promissory estoppel or quantum meruit;

(c)    claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such tort or injury claims);

(d)    claims growing out of any legal restrictions on the Company’s right to terminate employment of its employees including any claims based on any violation of public policy or retaliation for taking a protected action;

(e)    claims regarding any restrictions on the Company’s right to enforce any of Employee’s post-termination obligations regarding non-disclosure, non-disparagement, non-competition, non-solicitation, and non-interference;

(f)    claims for workers’ compensation, wages, overtime, bonuses, incentive compensation, vacation pay, or any other form of compensation;

Separation Agreement and Release

(g)    claims for compensation and/or benefits under any other severance plans or programs, except for the Plan referenced and incorporated in this Agreement; or

(h)    claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act.

NOTHING IN THIS AGREEMENT SHALL WAIVE OR MODIFY THE FOLLOWING RIGHTS IF EMPLOYEE OTHERWISE HAS SUCH RIGHTS:

(i)    any right or claim provided under this Agreement;

(j)    any right or claim which is not waivable as a matter of law;

(k)    any right to seek unemployment compensation benefits if Employee is otherwise qualified under applicable law;

(l)    any rights regarding a pending workers’ compensation claim, however, Employee states that he/she has no unfiled workers’ compensation claim or unreported injury; or

(m)    any claim based on facts occurring after this Agreement is signed.

5.    Employee’s Release of Age Discrimination Claims. In addition, Employee acknowledges the following:

(a)    This Agreement is written in a manner calculated to be understood by Employee and that Employee in fact understands the terms, conditions and effect of this Agreement.

(b)    This Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act.

(c)    Employee does not waive rights or claims that may arise after the date this Agreement is executed.

(d)    Employee waives rights or claims only in exchange for consideration in addition to anything of value to which Employee is already entitled.

(e)    Employee is advised in writing to consult with an attorney prior to executing the Agreement.

(f)    Employee has forty-five (45) days in which to consider this Agreement before accepting, but need not take that long if the Employee does not wish to. Employee acknowledges that any decision to sign this Agreement before the forty-five (45) days have expired was done so voluntarily and not because of any fraud or coercion or improper conduct by Company.

(g)    This Agreement allows a period of seven (7) days following Employee’s signature on the agreement during which Employee may revoke this Agreement. This Agreement is not effective until after the revocation period has been exhausted without any revocation by Employee. No payments shall be made until after the Agreement becomes effective.

(h)    Employee fully understands all of the terms of this waiver agreement and knowingly and voluntarily enters into this Agreement.

Separation Agreement and Release

(i)    Employee has received and reviewed the disclosures contained on Exhibit A regarding the employees considered for separation from employment and the eligibility factors.

(j)    Employee has been given this Agreement to consider on December 1, 2021. Any notice of acceptance or revocation should be made by Employee to the Company as specified in the Notices section at the end of this Agreement.

6.    Employee’s Representations. Employee is, and will continue to be, in full compliance with any non-disclosure, non-disparagement, non-competition, and non-solicitation obligations owed to the Company Group (defined below), under any agreement or applicable law.

7.    Non-Disclosure of Confidential Information. Employee acknowledges that he/she has had access to confidential information, training, and Company goodwill (“Confidential Information”) while employed by the Company, including without limitation, any information obtained by Employee during the course of Employee's employment with the Company, concerning the business or affairs of the Company and its subsidiary and affiliated companies (collectively referred to as the “Company Group”) or that of their customers, suppliers, contractors, subcontractors, agents or representatives.

(a)    Confidential Information includes any information about the Company Group that has not been intentionally publicly disclosed by the Company Group. Confidential Information likewise includes all information provided to the Company Group by its customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents or representatives, which has not been intentionally publicly disclosed by these persons or entities. While Employee is obligated to comply with all non-disclosure requirements in place with the Company Group’s customers, suppliers, contractors, subcontractors, business partners, joint venturers, agents or representatives, the obligations under this Agreement are broader and apply to any non-public information the Company Group or Employee receives from or has access to regarding these third parties, regardless of whether the Company Group is contractually obligated to a third party to keep such information confidential. Confidential Information includes, without limitation, information relating to the services, products, policies, practices, pricing, costs, suppliers, vendors, methods, processes, techniques, finances, administration, employees, devices, trade secrets and operations of the Company Group, any inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right by any Company Group employee, Company Group customers or potential customers, marketing, sales activities, development programs, promotions, manufacturing, machining, drawings, future and current plans regarding business and customers, e-mails, notes, manufacturing documents, engineering documents, formulas, financial statements, bids, project reports, handling documentation, machinery and compositions, all financial data relating to the Company Group, business methods, accounting and tracking methods, books, inventory handling procedure, credit, credit procedures, indebtedness, financing procedures, investments, trading, shipping, production, processing, welding, fabricating, assembling, renting, domestic and foreign operations, customer and vendor and supplier lists, data storage in any medium (electronic or hard copy) contact information, lab reports, lab work, and any data or materials used in and created during the development of any of the aforementioned materials or processes.

Separation Agreement and Release

(b)    Employee acknowledges that this Confidential Information is confidential, proprietary, not known outside of the Company Group’s business, valuable, special and/or a unique asset of the Company Group which belongs to the Company Group and gives the Company Group a competitive advantage. If this Confidential Information were disclosed to third parties or used by third parties and/or Employee, such disclosure or use would seriously and irreparably damage the Company Group and cause the loss of certain competitive advantages. Employee promises he/she has not and will not disclose in any way, or use for Employee’s own benefit or for the benefit of anyone besides the Company Group, the Confidential Information described above and obtained by Employee as part of his/her employment with the Company. Employee acknowledges that this promise of non-disclosure and non-use continues indefinitely and specifically does not expire at the end of Employee’s employment with the Company.

8.    Reporting to Government Agencies. Nothing in this Agreement shall prevent Employee from filing a charge or complaint or making a disclosure or report of possible unlawful activity, including a challenge to the validity of this Agreement, with any governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or the SEC, or from participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC, or any federal, state or local agency. This Agreement does not impose any condition precedent (such as prior disclosure to the Company), any penalty, or any other restriction or limitation adversely affecting Employee’s rights regarding any governmental agency disclosure, report, claim or investigation. Employee understands and recognizes, however, that even if a report or disclosure is made or a charge is filed by him/her or on his/her behalf with a governmental agency other than the SEC, Employee will not be entitled to any damages or payment of any money or other relief personal to him/her relating to any event which occurred prior to his/her execution of this Agreement.

9.    Non-Disparagement. Employee agrees that he/she shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company Group or its businesses, business practices, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section does not apply to or in any way restrict or impede Employee from any communications with government agencies as stated above, or complying with any applicable law or court order, or exercising whistleblower or other protected non-waivable legal rights.

10.    Section 409A Compliance. It is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent any amount paid under this Agreement is subject to Section 409A, the commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Employee. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee or other taxpayer as a result of the Agreement.

11.    Return of Confidential Information and Company Property. All written, electronic, or other data, materials, records and other documents made by, or coming into the possession or control of, Employee, which contain or disclose Confidential Information shall be and remain the property of the Company. Employee agrees that he/she has returned to the Company, without deletion, copying, or alteration, all property (including property purchased or paid for by the Company in Employee’s possession, custody or control) which belongs to the Company, including any keys, access cards, computers, cell phones, pagers, or other equipment and all written or electronic materials, data, information, records, and any other property in Employee’s possession or control, whether located on or off Company premises, which may concern the Company, its current or potential customers, vendors or suppliers, whether or not confidential or proprietary in nature. Employee shall immediately report to Company any passwords for Employee’s computer or other access codes for anything associated with Employee’s employment with Company.

Separation Agreement and Release

12.    Post-Employment Cooperation. Employee agrees to make reasonable efforts to assist Company after his/her separation of employment, including but not limited to, transitioning of Employee’s job duties as well as assisting with any legal proceeding or lawsuit or claim involving matters occurring during his/her employment with Company.

13.    Neutral Reference. For reference inquiries directed to Human Resources, the Company shall provide a neutral reference regarding Employee’s employment, including Employee’s position and dates of employment and base pay. Company will not respond to, nor is it responsible for, reference inquiries or responses to such inquiries not directed to Human Resources.

14.    Entire Agreement. Employee has carefully read and fully understands all of the terms of this Agreement. Employee agrees that this Agreement, together with the Amended and Restated U.S. Executive Change-in-Control Severance Plan, sets forth the entire agreement between the Company and Employee regarding all issues involving his/her termination of employment except that it does not replace or alter in any way any obligations Employee owes to the Company under applicable law, or owed under any agreements regarding confidentiality, non-disclosure, non-disparagement, non-solicitation, non-competition, duties of loyalty or fiduciary duty. Applicable laws may include, but are not limited to, state laws protecting company trade secrets or other confidential information. Employee further understands that this Agreement does not alter or replace any of the terms or obligations of the Plan.

15.    No Admission. Employee understands this Agreement is not and shall not be deemed or construed to be an admission by Company of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature.

16.    Injunctive Relief. Employee acknowledges that damages would be difficult to calculate and/or wholly inadequate for certain breaches of this Agreement. The Company may seek immediate injunctive or other equitable relief to enforce the terms of this Agreement, in addition to any legal or other relief to which Company may be entitled, including damages and attorneys’ fees.

17.    Representations; Modifications; Severability. Employee acknowledges that he/she has not relied upon any representations or statements, written or oral, not set forth in this Agreement. This Agreement cannot be modified except in writing and signed by both parties. The foregoing notwithstanding, if any part of this Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion will be modified to be enforceable, or severed from this Agreement if it cannot be modified, and such modification or severance shall have no effect upon the remaining portions of the Agreement which shall remain in full force and effect.

18.    Applicable Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and interpreted under the laws of the State of Texas without regard to Conflict of Laws. The parties agree that any dispute concerning this Agreement shall be brought only in a court of competent jurisdiction in Harris County, Texas, unless another forum or venue is required by law. Both the Company and Employee agree to waive a trial by jury of any or all issues arising under or connected with this Agreement, and consent to trial by the judge.

Separation Agreement and Release

19.    Successors and Assigns. This Agreement may be assigned by the Company and shall be binding upon and shall inure to the benefit of the Company Group, and automatically to any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company Group by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s obligations under this Agreement are personal and such obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee without the prior written consent of the Company, and Employee represents no such rights have previously been transferred.

20.    Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall considered as effective (i) when received if delivered personally or by courier; or (ii) on the date receipt is acknowledged if delivered by (a) certified mail, postage prepaid, return receipt requested, or (b) e-mail, with confirmation receipt required, as follows:

If to Employee, addressed to:	the last known residential address reflected in the Company’s records.

If to the Company/Employer, addressed to:	Expro Group Holdings N.V.
1311 Broadfield Blvd, Suite 400
Houston, TX 77084
Attention: Natalie Questell, Senior Vice President of
Human Resources
E-mail: Natalie.Questell@expro.com

Notice of change in address should be provided as stated in this section.

AGREED AND ACCEPTED on this 1st day of December, 2021.

/s/ John C. Symington

Employee Signature

John C. Symington

Employee Printed Name

AGREED AND ACCEPTED on this 9th day of December, 2021.

Expro Group Holdings N.V.

f/k/a Frank’s International N.V.

By: /s/ Natalie E. Questell

Printed Name: /s/ Natalie E. Questell

Printed Title: SVP, HR

Separation Agreement and Release

Exhibit A

You and other designated employees of the Company were selected for a separation from employment that will occur on or about December 1, 2021. Eligible employees for this program include: Houston Senior Vice President, General Counsel. All employees 40 and over who are selected for separation under this program are being given forty-five (45) days to consider whether to accept the separation pay and sign the Separation Agreement and Release and also are being given seven (7) days to revoke this Agreement after signing it.

The job titles and ages of all individuals in the above-referenced category who have been considered for this separation program, as well as the decision for each regarding selection, is provided below:

Location	Unit	Job Title	Age	Number Selected 10/01/2021	Number Not Selected
Houston	Corporate Executive Team	SVP, General Counsel	60	1	1
Houston	Corporate Executive Team	SVP, General Counsel	55	0	1

Separation Agreement and Release